EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated October 26, 2017, as of December 31, 2016 and for the period November 18, 2016 (Inception) through December 31, 2016 related to the financial statements of Rockstar Acquisitions, LLC, which appears in PayMeOn, Inc.’s Form 8-K/A.

/s/ KBL, LLP

KBL, LLP

New York, NY

October 26, 2017

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